Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189276 and 333-214532 on Form S-8 and Registration Statement No. 333-231352 on Form S-3 of our reports dated August 27, 2020, relating to the financial statements of Coty Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 30, 2020.

/s/ Deloitte & Touche LLP
New York, New York
August 27, 2020